Exhibit 3.1

BIORA THERAPEUTICS, INC.

CERTIFICATE OF DESIGNATION

OF

SERIES X PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Biora Therapeutics, Inc., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the board of directors of the Corporation (the “Board of Directors”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), at a meeting duly called and held on November 6, 2022, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0.001 per share, which is designated as “Series X Preferred Stock,” with the rights, powers and preferences, and the qualifications, limitations and restrictions thereof, set forth therein.

WHEREAS, the Company’s Eighth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) authorizes 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”); and

WHEREAS, the Certificate of Incorporation authorizes the Board of Directors to fix by resolution and by causing the filing of a Preferred Stock Designation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby authorizes and approves the establishment of the Series X Preferred Stock, with the voting powers, designations, powers, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, as follows:

TERMS OF PREFERRED STOCK

1. Designation, Amount and Par Value. The series of Preferred Stock created hereby shall be designated as the Series X Preferred Stock (the “Series X Preferred Stock”), and the number of shares so designated shall be 223,171. Each share of Series X Preferred Stock shall have a par value of $0.001 per share.

2. Dividends. The holders of Series X Preferred Stock, as such, shall not be entitled to receive dividends of any kind.

3. Voting Rights. Except as otherwise provided by the Certificate of Incorporation or required by law, the holders of shares of Series X Preferred Stock shall have the following voting rights:

3.1 Except as otherwise provided herein, each outstanding share of Series X Preferred Stock shall have 3,000 votes per share (and, for the avoidance of doubt, each fraction of a share of Series X Preferred Stock shall have a ratable number of votes). The outstanding shares of Series X Preferred Stock shall vote together with the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of the Corporation as a single class exclusively with respect to the Reverse Stock Split (as defined below) and shall not be entitled to vote on any other matter except to the extent required under the DGCL. Notwithstanding the foregoing, and for the avoidance of doubt, each share of Series X Preferred Stock (or fraction thereof) redeemed pursuant to the Initial Redemption (as defined below) shall have no voting power with respect to, and the holder of each share of Series X Preferred Stock (or fraction thereof) redeemed pursuant to the Initial Redemption shall have no voting power with respect to any such share of Series X Preferred Stock (or fraction thereof) on, the Reverse Stock Split or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split. As used herein, the term “Reverse Stock Split” means any proposal(s) to adopt an amendment to the Certificate of Incorporation to reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock at a ratio specified in or determined in accordance with the terms of such amendment, which proposal may or may not involve a reduction in the total authorized Common Stock.

3.2 Unless otherwise provided on any applicable proxy or ballot with respect to the voting on the Reverse Stock Split, the vote of each share of Series X Preferred Stock (or fraction thereof) entitled to vote on the Reverse Stock Split or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split shall be cast in the same manner as the vote, if any, of the share of Common Stock (or fraction thereof) in respect of which such share of Series X Preferred Stock (or fraction thereof) was issued as a dividend is cast on the Reverse Stock Split or such other matter, as applicable, and the proxy or ballot with respect to shares of Common Stock held by any holder on whose behalf such proxy or ballot is submitted will be deemed to include all shares of Series X Preferred Stock (or fraction thereof) held by such holder. Holders of Series X Preferred Stock will not receive a separate ballot or proxy to cast votes with respect to the Series X Preferred Stock on the Reverse Stock Split or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split.

4. Rank; Liquidation.

4.1 The Series X Preferred Stock shall rank senior to the Common Stock as to any distribution of assets upon a liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (a “Dissolution”). For the avoidance of any doubt, but without limiting the foregoing, neither the merger or consolidation of the Corporation with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets shall, in and of itself, be deemed to constitute a Dissolution.

4.2 Upon any Dissolution, each holder of outstanding shares of Series X Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, prior and in preference to any distribution to the holders of Common Stock, an amount in cash equal to $0.001 per outstanding share of Series X Preferred Stock.

5. Redemption.

5.1 All shares of Series X Preferred Stock that are not present in person or by proxy at any meeting of stockholders held to vote on the Reverse Stock Split as of immediately prior to the opening of the polls at such meeting (the “Initial Redemption Time”) shall automatically be redeemed in whole, but not in part, by the Corporation at the Initial Redemption Time without further action on the part of the Corporation or the holder thereof (the “Initial Redemption”).

5.2 Any outstanding shares of Series X Preferred Stock that have not been redeemed pursuant to an Initial Redemption shall be redeemed in whole, but not in part, (i) if such redemption is ordered by the Board of Directors in its sole discretion, automatically and effective on such time and date specified by the Board of Directors in its sole discretion or (ii) automatically upon the effectiveness of the amendment to the Certificate of Incorporation implementing the Reverse Stock Split (any such redemption pursuant to this Section 5.2, the “Subsequent Redemption” and, together with the Initial Redemption, the “Redemptions”). As used herein, the “Subsequent Redemption Time” shall mean the effective time of the Subsequent Redemption, and the “Redemption Time” shall mean (i) with respect to the Initial Redemption, the Initial Redemption Time and (ii) with respect to the Subsequent Redemption, the Subsequent Redemption Time.

5.3 Each share of Series X Preferred Stock redeemed in any Redemption pursuant to this Section 5 shall be redeemed in consideration for the right to receive an amount equal to $0.001 in cash (rounded to the nearest cent) for each whole share of Series X Preferred Stock that is “beneficially owned” by the “beneficial owner” (as such terms are defined below) thereof as of immediately prior to the applicable Redemption Time and redeemed pursuant to such Redemption, payable upon the applicable Redemption Time (the “Redemption Amount”). Any beneficial owner may apply to the Corporation for their Redemption Amount in writing during the ninety (90) day period following the applicable Redemption Time by delivering to the Corporation (or its designated agent) a completed notice in the form attached hereto as Annex A (the “Notice”). Any Redemption Amount that is not claimed by a beneficial owner within such ninety (90) day period shall be automatically forfeited. As used herein, “Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust or other entity, and shall include any successor (by merger or otherwise) to such entity. As used herein, a Person shall be deemed the “beneficial owner” of, and shall be deemed to “beneficially own,” any securities which such Person is deemed to beneficially own, directly or indirectly, within the meaning of Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

5.4 From and after the time at which any shares of Series X Preferred Stock are called for redemption (whether automatically or otherwise) in accordance with Section 5.1 or Section 5.2, such shares of Series X Preferred Stock shall cease to be outstanding, and the only right of the former holders of such shares of Series X Preferred Stock, as such, will be to receive the applicable redemption price upon completion of the required Notice. The shares of Series X Preferred Stock redeemed by the Corporation pursuant to this Certificate of Designation shall, upon such redemption, be automatically retired and restored to the status of authorized but unissued shares of Preferred Stock. Notwithstanding anything to the contrary herein or otherwise, and for the avoidance of doubt, any shares of Series X Preferred Stock (or fraction thereof) that have been redeemed pursuant to an Initial Redemption shall not be deemed to be outstanding for the purpose of voting or determining the number of votes entitled to vote on any matter submitted to stockholders (including the Reverse Stock Split or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split) from and after the time of the Initial Redemption. Notice of any meeting of stockholders for the submission to stockholders of any proposal to approve the Reverse Stock Split shall constitute notice of (i) a redemption of shares of Series X Preferred Stock pursuant to an Initial Redemption and result in the automatic redemption of the applicable shares of Series X Preferred Stock (and/or fractions thereof) pursuant to the Initial Redemption at the Initial Redemption Time pursuant to Section 5.1 hereof and (ii) a redemption of shares of Series X Preferred Stock pursuant to a Subsequent Redemption and result in the automatic redemption of the applicable shares of Series X Preferred Stock (and/or fractions thereof) pursuant to the Subsequent Redemption at the Subsequent Redemption Time pursuant to Section 5.2 hereof. In connection with the filing of this Certificate of Designation, the Corporation has set apart funds for payment for the redemption of all shares of Series X Preferred Stock pursuant to the Redemptions and shall continue to keep such funds apart for such payment through the payment of the purchase price for the redemption of all such shares.

6. Transfer. Shares of Series X Preferred Stock will be uncertificated and represented in book-entry form. No shares of Series X Preferred Stock may be transferred by the holder thereof except in connection with a transfer by such holder of any shares of Common Stock held thereby, in which case a number of one one-thousandths (1/1,000ths) of a share of Series X Preferred Stock equal to the number of shares of Common Stock to be transferred by such holder shall be automatically transferred to the transferee of such shares of Common Stock. Notice of the foregoing restrictions on transfer shall be given in accordance with Section 151 of the DGCL.

7. Fractional Shares. The Series X Preferred Stock may be issued in whole shares or in any fraction of a share that is one one-thousandth (1/1,000th) of a share or any integral multiple of such fraction, which fractions shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, participate in distributions upon a Dissolution and have the benefit of any other rights of holders of Series X Preferred Stock.

8. Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

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IN WITNESS WHEREOF, Biora Therapeutics, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series X Preferred Stock to be duly executed by the undersigned duly authorized officer as of this 21st day of November, 2022.

BIORA THERAPEUTICS, INC.

By:	/s/ Adi Mohanty
Adi Mohanty
Chief Executive Officer

Annex A

Notice to Receive Redemption Amount

(TO BE EXECUTED BY THE BENEFICIAL OWNER OF SERIES X PREFERRED STOCK OF BIORA THERAPEUTICS, INC. IN ORDER TO RECEIVE CASH CONSIDERATION FOR AN APPLICABLE REDEMPTION)

The undersigned hereby elects to receive an amount equal to $0.001 in cash (rounded to the nearest cent) for each whole share of Series X Preferred Stock, par value $0.001 per share (“Series X Preferred Stock”), of Biora Therapeutics, Inc., a Delaware corporation (the “Corporation”), redeemed pursuant to, and subject to the conditions set forth in, the Corporation’s Certificate of Designation of Series X Preferred Stock, dated November 21, 2022.

Applicable Redemption Time:
Number of Shares of Series X Preferred Stock Redeemed:
Redemption Consideration Amount:
Address for Delivery:

[HOLDER]

By:
Name:
Title: